Exhibit 10.26

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License”), effective as of January __,2020 (the “Effective Date”), by and between MOTUS GI HOLDINGS, INC., a Delaware corporation (“Licensor”) having an address at 150 Union Square Drive, New Hope, Pennsylvania 18938, and ORCHESTRA BIOMED, INC., a Delaware corporation (“Licensee”) having an address at 150 Union Square Drive, New Hope, Pennsylvania 18938.

WHEREAS, pursuant to that certain Lease dated as of April 13, 2017, as amended by that certain Amendment to Lease dated December 20, 2017 (collectively, as same may be further amended, modified or supplemented from time to time, the “Lease”), by and between Victoriana Building, LLC, as landlord (“Landlord”). Licensor is the tenant of Suite 310, an approximately six thousand four hundred ninety six (6,496) square foot portion of the southeast area of the third (3rd) floor (collectively, and together with any associated appurtenances, improvements and facilities, the “Premises”) located within that certain building known as the Victoriana Building located at 1301 East Broward Boulevard, Fort Lauderdale, Florida 33301 (the “Building”); and

WHEREAS, Licensor desires to grant a license to Licensee and Licensee desires to accept a license from Licensor for the use of portions of the Premises not being used by Licensor and Licensee’s proportionate share of common area of the Premises (the “Licensed Premises”),which compromises approximately 35% of the Premises as of the Effective Date and shall expand incrementally to approximately 60 to 70% of the Premises, in the aggregate, during the Term (as hereinafter defined), as more particularly described on Exhibit B attached hereto (the “Expansion Schedule”), on the conditions, and subject to the terms, hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Licensor and Licensee agree as follows:

1. Grant. Licensor hereby grants Licensee a license to use and occupy the Licensed Premises, as same shall expand during the Term (defined below), subject to the terms of this License during the Term.

2. Term. The term (the “Term”) of the License shall commence on the Effective Date (the “Commencement Date”) and shall expire on September 14, 2024 (the “Expiration Date”), or upon such earlier date on which the Term shall end pursuant to any of the other terms, conditions or covenants of this License.

3. License Fee. Licensee shall pay Licensor a monthly license fee (the “License Fee”) in the amounts as set forth on Exhibit A attached hereto and made a part hereof; it being acknowledged for informational purposes that the License Fee has been calculated using the estimated size, as of the dates set forth on Exhibit A, of the Licensed Premises as a percentage of the total Premises, multiplied by the total monthly gross rent to be paid by Licensor under the Lease. The monthly installments of the License Fee shall be payable in arrears on the first (1st) day of each month during the entire Term with the first payment being due on March 1, 2020 and the final payment being due October 1, 2024. In addition, Licensee shall pay a one-time License Fee on the Effective Date in the amount of $28,500.00 in consideration of Licensee’s use and occupancy of the Licensed Premises prior to the Effective Date and for the month in which the Commencement Date occurs. The parties hereto hereby acknowledge and agree that the size of the Licensed Premises shall increase during the Term on the dates (each an “Expansion Date”) set forth on Exhibit B attached hereto and by the approximate size increases set forth Exhibit B attached hereto. The parties shall mutually agree on the particular location and square footage of the applicable additional premises (the “Expansion Premises”) prior to each applicable Expansion Date.

4. Limited Representations. Licensee acknowledges and agrees that the Licensed Premises is to be delivered to Licensee on the Commencement Date and Licensee hereby agrees to accept the Licensed Premises in its “as is” condition as of such date. Except as set forth in this Section 4, Licensor has not made, nor does it make, any representations or promises with respect to the Licensed Premises and Licensee agrees that Licensor does not have any obligation to perform any work, or otherwise prepare all or any portion of the Licensed Premises for Licensee’s use. Notwithstanding the foregoing or anything herein to the contrary, Licensor hereby represents and warrants (“Licensor Representations”) to Licensee that: (i) Licensor has all requisite right, power and authority to enter into this License, to license the Licensed Premises to Licensee, and to otherwise carry out its obligations hereunder, (ii) the transactions contemplated by this License are permitted under the terms of the Lease, and are not otherwise in violation of, in conflict with, nor does it constitute a default under any agreement or instrument between Licensor and Landlord or to which Licensor is bound, (iii) the Lease is in full force and effect and has not been amended or modified in any respect, (iv) neither Landlord nor Licensor is in default (beyond any applicable notice and cure periods) under the terms or conditions of the Lease, (v) to Licensor’s current actual knowledge, no event has occurred which with the passage of time or giving of notice, or both, could ripen into a default under the Lease nor has Licensor received or sent any notice of default under the Lease, (vi) to Licensor’s current actual knowledge, Licensor has not received any notice that the Premises is in violation of any applicable laws or insurance requirements, and (vii) Licensor holds title to the entire tenant’s interest in the Premises under the Lease. Licensee hereby represents and warrants to Licensor that: (i) Licensee has all requisite right, power and authority under its organizational documents to enter into this License, to license the Licensed Premises from Licensor, and to otherwise carry out its obligations hereunder, and (ii) the transactions contemplated by this License are not in violation of, in conflict with, nor do the transactions constitute a default, under any agreement or instrument to which Licensee is bound. This Section 4 shall survive the termination of this License.

5. Alterations. Licensee shall not make or cause to be made any alterations, installations, improvements or additions, whether structural or non-structural in or about the Licensed Premises, without Licensor’s prior written consent in its sole and absolute discretion, and, to the extent required by the Lease, the consent of Landlord. In the event any such alterations, installations, improvements or additions are consented to in accordance with this Section 5, Licensee shall restore same at or prior to expiration or sooner termination of the Term.

6. Use. Licensee may only use and occupy the Licensed Premises for such uses as are permitted under the Lease or specifically consented to by Landlord.

7. Services. Licensor shall have no obligation to supply any services which are generally provided by the Landlord pursuant to the terms and conditions of the Lease to the Premises; provided, however, Licensor shall use commercially reasonable, good faith efforts to ensure that Licensee and the Licensed Premises receive all services generally provided by Landlord pursuant to the terms and conditions of the Lease, including, but not limited to, heating, ventilating and air conditioning, and water; provided, however, if any such services are disrupted at any time, then Licensor shall not be liable to Licensee for any damages caused thereby (except to the extent same is due to Licensor’s default under the Lease which does not arise out of the acts, omissions or default hereunder of Licensee, negligence or willful misconduct). Licensee shall pay to Licensor as an additional charge under this License, within thirty (30) days of receipt of an invoice therefor, for Additional Vendors (defined below) providing services to the Premises during the Term, which charge shall equal fifty (50%) of the actual amount payable by Licensor with respect to such Additional Vendors. “Additional Vendors” means AT&T (fiber network), Comcast (cable and secondary internet), VIP VOIP (phones), Milner (printer lease and printer usage), and any additional or modified vendors and/or services to which the parties mutually agree. This Section 7 shall survive the expiration or sooner termination of this License

8. Assignment. Licensee shall not assign its rights or delegate its duties under this License or permit the Licensed Premises or any part thereof to be occupied or used by any other person or entity without the prior written consent of Licensor, which may be withheld in Licensor’s sole discretion, and, to the extent required by the Lease, the consent of Landlord.

9. License and Not a Lease or Subtenancy. This License is not to be construed as in any way granting to Licensee any leasehold or other real property interest in the Premises; it being intended that this License merely grants to Licensee the license to enter upon and use the Premises during the Term in accordance with the terms and conditions hereof. In furtherance of the foregoing, in no event shall this License be deemed to incorporate (nor shall Licensee by subject to, bound by or obligated to comply with) any of the terms, conditions or covenants of the Lease except as expressly stated in this License, and in the event any such term, condition or covenant is stated to be incorporated herein, such incorporated terms, conditions or covenants of the Lease shall be deemed modified as appropriate in the circumstances so as to make each such term, condition or covenant applicable only to the license granted hereunder by Licensor of the Licensed Premises covered, from time to time, hereby.

10. WAIVER OF TRIAL BY JURY. LICENSEE AND LICENSOR HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF LICENSOR OR LICENSEE AGAINST THE OTHER (EXCEPT FOR PERSONAL INJURY OR PROPERTY DAMAGE) ON ANY MATTERS WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LICENSE. IF LICENSOR SHALL COMMENCE ANY SUMMARY PROCEEDING AGAINST LICENSEE, LICENSEE WILL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING (UNLESS FAILURE TO IMPOSE SUCH COUNTERCLAIM WOULD PRECLUDE LICENSEE FROM ASSERTING IN A SEPARATE ACTION THE CLAIM WHICH IS THE SUBJECT OF SUCH COUNTERCLAIM). MOREOVER, LICENSEE SHALL NOT SEEK TO CONSOLIDATE SUCH PROCEEDING WITH ANY OTHER ACTION WHICH MAY HAVE BEEN OR MAY BE BROUGHT IN ANY OTHER COURT BY LICENSEE.

11. Access. Landlord shall have access to the Licensed Premises pursuant to the terms of the Lease. Licensor shall have access to any exclusive areas of the Licensed Premises pursuant to the terms of the Lease with respect to Landlord access, but the parties further acknowledge that a portion of use and occupancy rights granted to Licensee hereunder is for common areas of the Premises which Licensor shall have access to at all times.

12. Broker. Licensor covenants, represents and warrants to Licensee that Licensor has had no dealings with any broker or agent in connection with the consummation of this License. Licensee covenants, represents and warrants to Licensor that Licensee has had no dealings with any broker or agent in connection with the consummation of this License. Licensor covenants and agrees to pay, hold harmless and indemnify Licensee from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commissions or charges claimed by any broker or agent arising out of this License attributed to a breach by Licensor of its representations under this Section 12. Licensee covenants and agrees to pay, hold harmless and indemnify Licensor from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commissions or charges claimed by any broker or agent, arising out of this License attributed to a breach by Licensee of its representations under this Section 12. This Section 12 shall survive the expiration or sooner termination of this License.

13. Indemnity. Licensee hereby agrees to indemnify, defend and hold Licensor, its affiliates, directors, offices and employees harmless from and against any and all liabilities, actual losses, actual damages, or actual reasonable out-of-pocket costs or expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) arising out of or relating to Licensee’s use and occupancy of the Licensed Premises or default under this License, including, without limitation, Licensee’s failure to vacate the Licensed Premises upon expiration or earlier termination, except to the extent of the negligence or willful misconduct of Licensor. Licensor hereby agrees to indemnify, defend and hold Licensee, its affiliates, directors, offices and employees harmless from and against any and all liabilities, actual losses, actual damages, or actual reasonable out-of-pocket costs or expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) arising out of or relating to Licensor’s use and occupancy of the Premises or default under this License, except to the extent of the negligence or willful misconduct of Licensee. This Section 13 shall survive the expiration or sooner termination of this License.

14. Insurance. Licensee shall maintain all insurance required of Licensor under the Lease with regards to the Licensed Premises, and shall name Licensor, Landlord, and any other parties required by the Lease as additional insureds. Licensor shall not be liable or responsible for, and Licensee hereby releases Licensor from, all liability and responsibility to Licensee and any person claiming by, through or under Licensee, by way of subrogation or otherwise, for any injury, loss or damage to any person or property in or around the Licensed Premises or to Licensee’s business irrespective of the cause of such injury, loss or damage. Licensor and Licensee shall each procure an appropriate clause in or endorsement to any property insurance covering the Premises and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation and consents to a waiver of right of recovery. Licensor and Licensee agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others, to the extent covered by the property insurance that was required to be carried by that party under the terms of this License.

15. Rules and Regulations. Licensee hereby agrees to comply with any and all rules and regulations established from time to time by Landlord pursuant to the Lease as the same relate to the use and occupancy of the Licensed Premises and the Building including, without limitation, all access and security protocols.

16. End of Term. Licensee shall vacate the Licensed Premises on or before the expiration of the License Term leaving such area free of all of Licensee’s personal property, materials and debris, and shall return all keys to Licensor. If for any reason Licensee fails to remove any such property or materials upon vacating the Licensed Premises, Licensor shall have the right to remove, at Licensee’s expense, any such property or materials remaining on the Licensed Premises thereafter. Licensee’s obligations under this Section 16 shall survive the expiration or termination of this Agreement.

17. Maintenance. Licensee shall maintain the Licensed Premises in a good and clean condition consistent with the Lease (casualty, condemnation and ordinary course wear and tear excepted to the extent permitted under the Lease). Licensee shall obtain and pay for all licenses, permits, approvals and the like required for the lawful conduct of its use of the Licensed Premises. Licensee shall conduct all of its activities in the Licensed Premises in compliance with all applicable laws. To the extent that Licensee or its agents or employees causes any damage (casualty, condemnation and ordinary course wear and tear excepted to the extent permitted under the Lease) to the Licensed Premises, Licensee shall fully restore the Licensed Premises at its sole cost and expense.

18. Damage or Destruction. In the event any portion of the Licensed Premises is damaged or destroyed by fire or other casualty or taken by eminent domain, either party shall have the right to terminate this License upon notice to the other party, whereupon this License shall come to an end as of the date set forth in such notice of cancellation.

19. Default by Licensee. Should Licensee default in observing any of the terms or conditions of this License, and such default continues for a period of five (5) business days after written notice of such default is given to Licensee with respect to monetary defaults, and for a period of twenty (20) days after written notice of such default is given to Licensee with respect to non-monetary defaults (or if such non-monetary default is of a nature that it cannot be completely remedied within twenty (20) days, failure by Licensee to commence to remedy such default within said twenty (20) days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within sixty (60) days), following such applicable cure period, Licensor may terminate this License five (5) business days following delivery of a second written notice to Licensee, whereupon Licensor may re-take possession of the Licensed Premises by any lawful means, and Licensee shall surrender possession of the same in accordance with the terms of this License. Should Licensee default in observing in any material respect any of the terms or conditions of this License, (i) Licensor may, but shall not be obligated to, cure such default at Licensee’s expense and recover the costs incurred by Licensor in connection therewith as damages, and (ii) Licensee shall pay to Licensor all reasonable, out-of- pocket cost, loss, damage, liability or expense (including, without limitation, reasonable out-of- pocket attorneys’ fees) actually incurred by Licensor in connection therewith. Mention herein of any particular right or remedy shall not preclude Licensor from exercising any other right or remedy available at law or in equity. The provisions of this Section 19 shall survive the expiration or termination of this License.

20. Licensor Defaults. Should Licensor default in observing any of the terms or conditions of this License, and such default continues for a period of five (5) business days after written notice of such default is given to Licensor with respect to monetary defaults, and for a period of twenty (20) days after written notice of such default is given to Licensor with respect to non-monetary defaults (or if such non-monetary default is of a nature that it cannot be completely remedied within twenty (20) days, failure by Licensor to commence to remedy such default within said twenty (20) days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within sixty (60) days), following such applicable cure period, Licensee may terminate this License five (5) business days following delivery of a second written notice to Licensor, whereupon Licensee shall surrender possession of the Licensed Premises in accordance with the terms of this License. Mention herein of any particular right or remedy shall not preclude Licensee from exercising any other right or remedy available at law or in equity. The provisions of this Section 20 shall survive the expiration or termination of this License.

21. Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) by delivery in person, or (iv) email, provided that a copy of any notice transmitted by email is transmitted by a method permitted by clause (i), (ii) or (iii) on the next succeeding business day. Email notices to Licensee shall be sent to: C. Evan Ballantyne at [Omitted pursuant Item 601(a)(6)]; email notices to Licensor shall be sent to Andrew Taylor at [Omitted pursuant Item 601(a)(6)]. Licensor shall send a copy of any default notices to Licensee to: Paul Hastings LLP, 200 Park Avenue, New York, NY 10166, Attn: Seth Fersko, Esq.; Licensee shall send a copy of any default notice to Licensor to: Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, NY 10020, Attn: Steven Skolnick, Esq. Notices shall be deemed delivered on the date received as noted on the return receipt or on the date delivered by courier or overnight carrier as evidenced by the courier’s or carrier’s records. Notices shall be sent to the addresses of the parties as set forth above. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.

22. Furniture. Licensor shall leave in the Licensed Premises, and Licensee shall be entitled to use, in its current as-is condition and at no cost to Licensee, all of Licensor’s furniture currently located therein (excluding specialized lab equipment). Licensee shall keep all such furniture in good condition and repair, normal wear and tear and damage by casualty excepted, and shall maintain insurance thereon.

23. Holding Over. If Licensee fails to surrender the Licensed Premises, or any part thereof, on the expiration or termination of the Term and Licensee remains in possession of the Licensed Premises without the express written consent of Licensor, then the monthly License Fee shall be increased to 200% of the License Fee for the final month of the Term during such period of holdover, provided that such amount shall be prorated for any partial month of holdover based on the actual number of days during such month in which Licensee remains in possession of the Licensed Premises. For purposes of this Section, Licensee shall be deemed to be in possession of the Licensed Premises and owe the increased License Fee under this Section until such time as Licensee has surrendered possession of the Licensed Premises to Licensor in the condition required by this License. The parties agree that the increased License Fee shall not be deemed special, punitive, exemplary and consequential damages.

24. No Nuisance. In connection with its use of the Licensed Premises hereunder, Licensee shall, and shall cause all authorized personnel, not to create any nuisance, or interfere with, annoy or disturb any tenants in the Building.

25. Counterparts. This License may be executed in any number of counterparts, all of which together shall constitute one agreement binding on all parties hereto notwithstanding that all the parties have not signed the same counterpart. All counterparts shall be construed together and shall constitute one instrument. In order to expedite the execution of this License, the parties hereto agree that this License may be executed in counterparts by email in .PDF format and that an email of this License and signatures thereto transmitted by email may be utilized with the same force and effect as an original and shall constitute the original of this License. The parties hereto intend to be bound by the signatures on the emailed document, are aware that the other party will rely on the emailed signatures, and hereby waive any defenses to the enforcement of the terms of this License based on the form of signature.

26. Prevailing Party. In any action or proceeding between Licensor and Licensee arising out of this License, the prevailing party (as determined by the final order of a court of competent jurisdiction) in such action or proceeding shall be entitled to recover all costs of such action or proceeding incurred by it, including reasonable attorneys’ fees.

27. Miscellaneous. The parties hereto agree that this License shall not be deemed binding or effective until duly executed by and delivered to both parties. This License may not be modified or amended, nor any of its provisions waived, except by a written instrument executed by the party against whom enforcement of the modification, amendment or waiver is sought. This License shall be governed by and construed in accordance with the laws of the State of Florida. If any provision of this License is held illegal, invalid, or unenforceable, the same shall not affect any other provision of this License. This License shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the remaining provisions of this License. Time is of the essence in the performance of all obligations of Licensor and Licensee under this License. This License shall be subordinate to the Lease.

28. Licensor Covenants. Licensor covenants and agrees that (i) it shall pay all sums due under the Lease as and when due, and shall not do or fail to do anything which would result in a default under the Lease or cause the Lease to be terminated (excluding, however, if arising out of any action, inaction or default of this License by Licensee), (ii) it will not amend, modify, terminate, surrender or cancel the Lease or Licensor’s rights and estates thereunder, in each case, without Licensee’s prior written consent, unless pursuant to a termination or cancellation right stated in the Lease, and (iii) within five (5) business days following receipt thereof (or prior to sending any response to Landlord, if sooner), it shall deliver to Licensee a true, correct and complete copy of any written notice or demand received from Landlord relating to the Licensed Premises. Further, and notwithstanding anything contained herein to the contrary, on the request of Licensee, Licensor shall make a written demand on Landlord to perform its obligations under the Lease with respect to the Licensed Premises if Landlord fails to perform same within the time frame and in the manner required under the Lease; it being agreed that Licensee and Licensor shall cooperate with each other in seeking to obtain the performance of Landlord under the Lease. If Landlord shall default in any of its obligations with respect to the Licensed Premises, or there shall exist a bona fide dispute with Landlord under the terms, covenants, conditions, provisions and agreements of this License and/or the Lease and Licensee notifies Licensor in writing that Licensee has previously notified Landlord of such dispute and that such default or notice has been disregarded or not reasonably satisfactorily acted upon, then upon Licensee’s written request Licensor shall use reasonable efforts to enforce its rights under the Lease for Licensee’s benefit, including, but not limited to, giving notices, claims and demands to and on Landlord, except that Licensor shall not be required to commence any legal proceedings or arbitration or to terminate the Lease.

29. Confidentiality. Each party shall treat this License as confidential and shall not disclose same or permit its employees or agents to disclose same to any other person or entity (other than Landlord, and such party’s lenders (or potential lenders), investors (or potential investors), attorneys, accountants and agents) except to the extent required by law and then, unless prohibited by law, only after notice to the other party.

30. Limitation on Damages. In no event shall Licensor be liable for, and Licensee hereby waives any claim for, any special, punitive, exemplary and consequential damages, including loss of profits or business opportunity, arising under or in connection with this License. In no event shall Licensee be liable for, and Licensor hereby waives any claim for, any special, punitive, exemplary and consequential damages, including loss of profits or business opportunity, arising under or in connection with this License (unless such amounts are actually asserted by Landlord under the Lease against Licensor due to Licensee holding over in violation of this License).

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IN WITNESS WHEREOF, the parties have executed this License Agreement on the day and year first written above.

LICENSOR:

MOTUS GI HOLDINGS, INC., a
Delaware corporation

By:	/s/ Andrew Taylor
	Name:	Andrew Taylor
	Title:	CFO

LICENSEE:

ORCHESTRA BIOMED, INC., a
Delaware corporation

By:	/s/ David Hochman
	Name:	David Hochman
	Title:	CEO

Exhibit A
License Fee Schedule

Time Period	Monthly License Fee
February 1, 2020 through and including February 29, 2020	$11,500
March 1, 2020 through and including March 31, 2020	$12,500
April 1, 2020 through and including April 30, 2020	$13,500
May 1, 2020 through and including May 31, 2020	$14,500
June 1, 2020 through and including June 30, 2020	$15,500
July 1, 2020 through and including December 31,2021	$15,750
January 1, 2022 through and including December 31, 2022	$16,250
January 1, 2023 through and including December 31, 2023	$16,500
January 1, 2024 through and including the Expiration Date	$16,750

Exhibit B
Expansion Space Schedule

Expansion Date	Expansion Premises (expressed as a percentage of the Premises which is added to the Licensed Premises)
February 1, 2020	5%
March 1, 2020	5%
April 1, 2020	5%
May 1, 2020	5%
June 1, 2020	5%
July 1, 2020	1.25%
January 1, 2022	2.5%
January 1, 2023	1.25%
January 1, 2024	1.25%